FOR IMMEDIATE RELEASE

COMPANY CONTANCT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
SECOND QUARTER SALES AND NET INCOME
AND DECEMBER SALES

Burlington , NJ - January 5, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its net income and sales for the second quarter ended November 27, 2004 and its comparative store sales for the five weeks ended January 1, 2005.

For the three months ended November 27, 2004, net income from continuing operations was $41.7 million, or $.93 per share. This compares with net income from continuing operations of $27.8 million, or $.62 per share, for the corresponding period ended November 29, 2003.

Sales for three months ended November 27, 2004 were $875.7 million compared with sales of $786.7 million during the corresponding period ended November 29, 2003. Comparative store sales for the quarter increased 4.8%. Total sales for the quarter increased 11.3% over the comparative quarter of the prior fiscal year.

Sales for the six months ended November 27, 2004 were $1.453 billion compared with sales of $1.312 billion during the corresponding period ended November 29, 2003. Comparative store sales for the six months increased 4.0%. Total sales for the comparative six months increased 10.7% over the comparative six months of the prior fiscal year.

During the six months ended November 27, 2004 the Company opened six Burlington Coat Factory stores, three free standing MJM Designer Shoe stores and one Super Baby Depot store. An additional three Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashions stores. The Company anticipates opening an additional four Burlington Coat Factory stores, one MJM Designer Shoe store and one Super Baby Depot store during the remainder of the current fiscal year. In addition, two stores are expected to be relocated to new locations within the same trading market.

For the five weeks ended January 1, 2005, total sales were $544.0 million, a 16.2% increase over the comparative period of the prior year, including a comparative store sales increase of 10.1%.

Burlington Coat Factory operates 360 stores in 42 states principally under the name "Burlington Coat Factory".

The Company will be holding a conference call regarding the second quarter results at 10:00 am EDT on Thursday, January 6, 2004.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)

	Six Months Ended
	November 27, 2004		November 29, 2003
REVENUES:

Net Sales	$1,452,559	100.00%	$1,312,132	100.00%
Other Income	20,276	1.40%	13,454	1.03%

	1,472,835	101.40%	1,325,586	101.03%

COSTS AND EXPENSES:

Cost of Sales (Exclusive of Depreciation)	916,710	63.11%	819,919	62.49%
Selling and Administrative Expenses	471,224	32.44%	444,899	33.91%
Depreciation	43,472	2.99%	38,613	2.94%
Interest Expense	3,572	0.24%	2,467	0.19%
	1,434,978	98.79%	1,305,898	99.52%

Income From Continuing Operations Before Provisions for Income Tax	37,857	2.61%	19,688	1.50%
Income Tax Expense	14,802	1.02%	7,620	0.58%

Net Income From Continuing Operations	23,055	1.59%	12,068	0.92%

Net Loss From Discontinued Operations, Net of Tax	--	0.00%	(2,012)	-0.15%
Net Income	$23,055	1.60%	$10,056	0.78%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1	0.00%	--	0.00%

Total Comprehensive Income	$23,056	1.60%	$10,056	0.77%

Basic and Diluted Earnings Per Share:
Basic Net Income From Continuing Operations	$0.52		$0.27
Basic Net Loss From Discontinued Operations, Net of Tax	0.00		($0.04)
Basic Net Income	$0.52		$0.23

Diluted Net Income From Continuing Operations	$0.52		$0.27
Diluted Net Loss From Discontinued Operations, Net of Tax	0.00		($0.04)
Diluted Net Income	$0.52		$0.23

Basic Weighted Average Shares Outstanding	44,640,819		44,555,166
Diluted Weighted Average Shares Outstanding	44,731,072		44,644,431
Dividends Per Share	$0.04		$0.03

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)

	Three Months Ended
	November 27, 2004		November 29, 2003
REVENUES:

Net Sales	$ 875,708	100.00%	$ 786,659	100.00%
Other Income	13,124	1.50%	7,406	0.94%

	888,832	101.50%	794,065	100.94%

COSTS AND EXPENSES:

Cost of Sales (Exclusive of Depreciation)	542,643	61.97%	486,975	61.90%
Selling and Administrative Expenses	253,407	28.94%	240,092	30.52%
Depreciation	22,476	2.57%	19,888	2.53%
Interest Expense	1,769	0.20%	1,686	0.21%
	820,295	93.67%	748,641	95.17%

Income From Continuing Operations Before Provisions for Income Tax	68,537	7.83%	45,424	5.77%
Provision for Income Tax	26,798	3.06%	17,581	2.23%

Net Income From Continuing Operations	41,739	4.77%	27,843	3.54%

Net Loss From Discontinued Operations, Net of Tax	0	0.00%	(720)	-0.09%
Net Income	$41,739	4.77%	$27,123	3.45%

Net Unrealized Loss on Non- Marketable Securities, Net of Tax	--	0.00%	(2)	0.00%

Total Comprehensive Income	$41,739	4.77%	$27,121	3.45%

Basic and Diluted Earnings Per Share:
Basic Net Income From Continuing Operations	$0.93		$.62
Basic Net Loss From Discontinued Operations, Net of Tax	0.00		($0.01)
Basic Net Income	$0.93		$0.61

Diluted Net Income From Continuing Operations	$0.93		$0.62
Diluted Net Loss From Discontinued Operations, Net of Tax	0.00		($0.01)
Diluted Net Income	$0.93		$0.61

Basic Weighted Average Shares Outstanding	44,645,790		44,562,907
Diluted Weighted Average Shares Outstanding	44,752,652		44,662,796
Dividends Per Share	--		--